EXHIBIT 8.1



                            ARNALL GOLDEN GREGORY LLP
                                 171 17TH STREET, NW
                                   SUITE 2100
                                ATLANTA, GA 30363

                                                      Direct phone: 404-873-8500
                                                        Direct fax: 404-873-8501
                                                                     www.agg.com



                                 August 15, 2006


PRG-Schultz International, Inc.
600 Galleria Parkway
Suite 100
Atlanta, Georgia  30339

Ladies and Gentlemen:

     This opinion is being furnished in connection with the Registration Statement on Form S-1 (Reg. No. 333-134698) (the "Registration Statement") of PRG-Schultz International, Inc., a Georgia corporation (the "Company"), filed with the Securities and Exchange Commission under the Securities Act of 1933, for the registration of the following securities offered by the selling securityholders named in the Registration Statement:

     (i) $24,858,433 in principal amount of 11.0% senior notes due 2011 (the "11% Notes") and $28,776,480 aggregate principal amount of 10.0% senior convertible notes due 2011 (the "10% Notes");

     (ii) up to $18,097,373.66 in principal amount of additional 10.0% Notes that may be issued in payment of interest on outstanding 10% Notes;

     (iii) 57,406 Shares ($6,888,720 current liquidation preference, subject to increase up to $10,697,972 in payment of dividends on the Senior Series A Convertible Participating Preferred Stock that would otherwise be payable in cash.) of 9.0% Senior Series A Convertible Participating Preferred Stock (the "Series A Preferred Stock") and 3,561 shares (the "Common Shares") of Common Stock, no par value per share (the "Common Stock"); and

     (iv) up to 10,977,733 additional shares of Common Stock issuable upon conversion of the 10.0% Notes, Series A Preferred Stock.

     The 10% Notes and 11% Notes were issued under indentures (the "Indentures") dated as of March 17, 2006 between the Company and U.S. Bank National Association, as trustee (the "Trustee"). The shares of Series A Preferred Stock were issued in accordance with the terms of the Articles of Amendment to the Company's Articles of Incorporation effective as of March 21, 2006, as corrected (the "Articles of Amendment"). Copies of the Indenture and the Articles of Amendment are filed as exhibits to the Registration Statement.


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                                                 PRG-Schultz International, Inc.
                                                                 August 15, 2006
                                                                          Page 2


     At your request, this opinion of counsel is being furnished to you for filing as Exhibit 8.1 to the Registration Statement. In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements and representations contained in the Registration Statement, the Indentures, certain other filings made by PRG with the Commission and other information provided to us by PRG. We have also examined such statutes and other instruments and documents that we deem necessary for purposes of the opinion hereinafter expressed. In giving such opinion, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

     Subject to the assumptions set forth above and to the qualifications and limitations set forth in the Registration Statement under the heading "Material United States Federal Income Tax Consequences," we are of the opinion that such discussion constitutes, in all material respects, a fair and accurate summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the 11% Notes, 10% Notes, Series A Preferred Stock, and Common Stock by the selling securityholders described therein.

     The opinion set forth above is limited in all respects to the tax matters specifically covered hereby. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                        Sincerely,



                                        /s/ Arnall Golden Gregory LLP
                                        ARNALL GOLDEN GREGORY LLP